News Release
Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

Contact: Keith Price

330-796-1863

FOR IMMEDIATE RELEASE

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James A. Firestone Elected to Goodyear Board

AKRON, Ohio, December 3, 2007 – James A. Firestone, president, Xerox North America, has been elected to the Board of Directors of The Goodyear Tire & Rubber Company.

“Jim has a wealth of managerial experience with a diverse group of respected companies, including Xerox, IBM and American Express,” said Goodyear Chairman and Chief Executive Officer Robert J. Keegan. “We are confident that he will contribute significantly to Goodyear’s continued growth.”

Firestone, 53, is an executive vice president of Xerox Corporation and has led the company’s North American operations since 2004. He has also served as head of Xerox’s channels group and was the company’s chief strategy officer.

Before joining Xerox in 1998, Firestone worked for the IBM Corporation as general manager of the Consumer Division and for the Ameritech Corporation as president of Consumer Services. He began his business career in 1978 with American Express, where during his 15-year tenure he ultimately rose to President, Travelers Cheques.

Firestone holds a Bachelor of Science Degree in international economics from Georgetown University School of Foreign Service and a Master of public and private management from the Yale University School of Management.

The election of Firestone brings the size of Goodyear’s board to 13 members.

Goodyear is one of the world’s largest tire companies. The company employs about 70,000 people and manufactures its products in more than 60 facilities in 26 countries around the world. For more information about Goodyear, go to www.goodyear.com/corporate.

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